Exhibit 99.1

 CHANNELL ANNOUNCES 2006 FIRST QUARTER RESULTS

Temecula, Calif., May 15, 2006 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three months ended March 31, 2006 and affirmed its financial guidance provided earlier this month for the current quarter and full year 2006.

First Quarter Results

Channell Commercial Corporation (the “Company”) reported first quarter 2006 net sales of $24.5 million, a 22.0% decrease compared to net sales of $31.4 million for first quarter 2005. The Company also reported a net loss of $1.6 million for the first quarter 2006, or $(0.16) per diluted share, as compared to net income of $0.4 million, or $0.04 per diluted share, for the first quarter 2005. Included in first quarter 2006 net loss is stock compensation expense of $0.08 million, or $0.01 per diluted share, accounted for under SFAS 123R. The reduction in first quarter 2006 net sales was driven by lower net sales to major North American telco and broadband/cable customers. The results were in-line with first quarter 2006 projections the Company provided earlier this month. Please see the table at the end of the release for a reconciliation of GAAP earnings (loss) per share and non-GAAP earnings (loss) per share.

Gross profit for first quarter 2006 was $7.0 million, or 28.4% of net sales, as compared to $9.2 million, or 29.4% of net sales, for the same period last year. The decrease in gross profit dollars was primarily due to the reduction in sales volume as described above. The year-over-year gross profit percentage decline was due primarily to higher raw material costs related to higher oil prices. On a sequential basis, gross profit margin improved 2.4 percentage points, from 26.0% in the fourth quarter 2004. The sequential improvement in gross profit margin was driven by improved overhead absorption.

Total operating expenses for first quarter 2006 were $8.5 million, or 34.7% of net sales, as compared to $8.4 million, or 26.8% of net sales, for first quarter 2005. The slightly higher operating expenses in first quarter 2006 were a result of higher G&A expenses due to inordinately high legal, accounting, and travel expenses in addition to stock-based compensation expense. This was partially offset by nominally lower selling expenses and research and development expenses.

In first quarter 2006, there was a small income tax benefit, compared to income tax expense of $0.2 for the same period last year. Since the Company has a full valuation allowance on the realization of its domestic net deferred tax assets, no tax benefit is currently being recorded on the loss in the U.S. In addition, there was negligible income tax expense from the foreign operations.

William H. Channell, Jr., Chief Executive Officer of the Company commented, “As expected, the first quarter was extremely challenging due to the combined impact of the slowdown in spending by our key North American broadband/cable and telco customers that surfaced in the second half of last year coupled with continued raw material price increases and significantly higher freight costs. In fact, over the last 36 months, our polyethylene material costs have increased by nearly 60% while steel costs have risen by approximately 40%. Compounding the higher raw material costs is escalating global oil prices that have dramatically increased freight costs, a major component of our operating expenses, especially with the Bushman Tanks business. In

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response to the situation, we have and continue to work aggressively to reduce worldwide expenses and improve operating efficiencies to mitigate the impact to our bottom line.”

Channell concluded, “I am confident that we are on our way to a recovery as order activity from our broadband and telco customers appears to be rebounding such that we believe the first quarter was the low point of the year. In addition to closely managing our operating expenses, during the second week of April we implemented a 12.5% price increase in our North American market. The price increase was necessary due to the repetitive material costs increases that we have been receiving from our global thermoplastic and metal suppliers. I am cautiously optimistic that the price increase will have a limited impact on customer demand while helping put the Company back on track to achieve profitability for the remainder of 2006.”

Liquidity

At March 31, 2006, the Company had total cash and cash equivalents of $2.4 million, with $8.7 million in total outstanding debt and capital lease obligations. Compared to the fourth quarter last year, total cash and cash equivalents were lower by $0.8 million, with total outstanding debt higher by $1.1 million. Net cash used in operating activities was $1.5 million for the first quarter of 2006, primarily due to the $1.6 million net loss.

Days sales outstanding increased to 43 days at March 31, 2006 from 33 days at December 31, 2005 due to unfavorable linearity in the quarter. Days inventory was 57 days at March 31, 2006, relatively unchanged compared to 60 days inventory at December 31, 2005. Days payables were 59 days at March 31, 2006, up from 46 days at December 31, 2005. The increase in days payables is primarily due to an increase in the payable balance in the International segment.

Capital expenditures were $0.3 million in first quarter 2006 compared to $0.8 million in the same period last year. Capital expenditures were higher last year in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

For the second quarter of 2006, the Company continues to expect consolidated net sales of $28 to $30 million and consolidated GAAP earnings per basic share of $0.07 to $0.09. Excluding the impact of SFAS 123R, non-GAAP second quarter earnings per basic share is expected to range from $0.08 to $0.10. For the full-year 2006, the Company affirms its prior guidance for consolidated net sales of $105 to $110 million, GAAP earnings per basic share million of $0.02 to $0.07 and non-GAAP earnings per basic share of $0.06 to $0.11. Please see the table at the end of the release for a reconciliation of GAAP earnings per share and non-GAAP earnings per share. A summary of the Company’s consolidated guidance is provided below:

Metric	Second Quarter	Full-Year 2006
Channell Consolidated
Net Sales	$28-$30M	$105-$110M
Basic GAAP EPS	$0.07-$0.09	$0.02-$0.07
Basic Non-GAAP EPS	$0.08-$0.10	$0.06-$0.11
Capital Expenditures	~$0.5M	~$3M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2006 financial results and the Company’s business outlook will be held tomorrow at 12:00 p.m. Eastern / 9:00 a.m. Pacific. Interested participants and investors may access the teleconference call by dialing 800-866-5043 (domestic) or 303-262-2051 (international). There will also be a live webcast of the call available on the Investors section of the Company’s web site at www.channellcomm.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

The Company’s CEO William H. Channell, Jr., CFO Jerry Collazo, and Treasurer Michael Perica will be present to discuss the Company’s financial results, business highlights and outlook. After the live webcast, a replay will remain available in the Investor Relations section of the Company’s web site. A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 23, 2006; the conference ID is 11060866.

About Channell

The Company’s is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. The Company’s website is www.channellcomm.com.

Forward-Looking Statements
This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws. Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results and any other statements that are not historical facts. These statements are based on management’s current expectation and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (6) energy costs, (7) integration of acquired businesses, (8) delays in product development, (9) operating leverage, (10) seasonality and fluctuations in operating results and (11) worldwide economic conditions. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

-  Financial Tables to Follow –

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2006	2005

Net sales	$24,520	$31,378
Cost of goods sold	17,563	22,144
Gross profit	6,957	9,234

Operating expenses
Selling	4,707	4,843
General and administrative	3,215	2,889
Research and development	588	673
	8,510	8,405

Income (loss) from operations	(1,553)	829

Interest expense, net	102	107
Income (loss) before income tax expense	(1,655)	722
Income tax expense (benefit)	(18)	215
Net income (loss) before minority interest	(1,637)	507
Minority interest in income (loss) of subsidiaries	(81)	81
Net income (loss)	$(1,556)	$426

Net income (loss) per share
Basic	$(0.16)	$0.05
Diluted	$(0.16)	$0.04

Net income (loss)	$(1,556)	$426
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(342)	(265)

Comprehensive income (loss)	$(1,898)	$161

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,357	$3,148
Accounts receivable, net of allowance for doubtful accounts of $222 at March 31, 2006 and $396 at December 31, 2005	11,950	8,317
Inventories, net	11,178	11,411
Prepaid expenses and other current assets	1,197	1,000
Income taxes receivable	328	67
Deferred income taxes	927	948
Total current assets	27,937	24,891

Property and equipment, net	18,043	18,929
Deferred income taxes	116	119
Goodwill	14,087	14,406
Intangible assets, net	1,402	1,477
Other assets	591	807
Total assets	$62,176	$60,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	11,546	8,677
Short term debt (including maturities of long term debt)	4,585	7,459
Current maturities of capital lease obligations	81	87
Accrued expenses	5,019	5,494
Total current liabilities	21,231	21,717

Long term debt, less current maturities	4,011	—
Capital lease obligations, less current maturities	68	78
Deferred gain on sale leaseback transaction	378	393
Commitments and contingencies (see Note 9)	—	—
Minority interest	2,346	2,482

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares, issued 9,787 shares at March 31, 2006 and December 31, 2005, outstanding 9,543 shares at March 31, 2006 and December 31, 2005	98	98
Additional paid-in capital	30,831	30,750
Treasury stock - 244 shares in 2006 and 2005	(1,871)	(1,871)
Retained earnings	5,113	6,669
Accumulated other comprehensive income (loss) -
Foreign currency translation	(29)	313
Total stockholders’ equity	34,142	35,959
Total liabilities and stockholders’ equity	$62,176	$60,629

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2006	2005
Cash flows from operating activites:
Net income (loss)	$(1,556)	$426
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,149	1,185
Stock based compensation	81	—
Gain on disposal of fixed assets	—	(6)
Amortization of deferred gain on sale leaseback	(15)	(15)
Deferred income taxes	—	(52)
Provision for doubtful accounts	(174)	(37)
Provision for inventory obsolescence	—	390
Minority interest in income (loss) of subsidiaries	(81)	81
Changes in operating assets and liabilities:
Accounts receivable	(3,420)	393
Inventories	125	271
Prepaid expenses and other current assets	(208)	(312)
Income taxes receivable	(258)	194
Other assets	50	91
Accounts payable	3,043	(4,367)
Restructuring liability	—	(12)
Accrued expenses	(439)	(157)
Net cash used in operating activities	(1,703)	(1,927)
Cash flows from investing activities:
Purchase of property and equipment	(300)	(827)
Proceeds from the sales of property and equipment	—	24
Net cash used in investing actitivites	(300)	(803)
Cash flows from financing activites:
Repayment of debt	(532)	(783)
Proceeds from issuance of long-term debt	—	981
Borrowings from credit facilites	1,807	—
Repayment of obligations under capital lease	(13)	(9)
Exercise of employee stock options	—	130
Net cash provided by financing activities	1,262	319
Effect of exchange rates on cash	(50)	(45)
Decrease in cash and cash equivalents	(791)	(2,456)
Cash and cash equivalents, beginning of period	3,148	5,453
Cash and cash equivalents, end of period	$2,357	$2,997
Cash paid during the period for:
Interest	$172	$135
Income taxes	$21	$106
Non-cash investing activities:
Purchases of property and equipment which are included in accounts payable	$37	$—